STATE OF NEVADA

ROSS MILLER

Secretary of State

SCOTT W. ANDERSON

Deputy Secretary

for Commercial Recordings

OFFICE OF THE

SECRETARY OF STATE

Certified Copy

October 1, 2013

Job Number: C20131001-0282

Reference Number:

Expedite: Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20130641738-85	Amendment	2 Pages/1 Copies

Respectfully,

ROSS MILLER

Secretary of State

Certified By: Richard Sifuentes Certificate Number: C20131001-0282 You may verify this certificate online at http://www.nvsos.gov/

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4069 Telephone (775) 684-5708

Fax (775) 684-7138

(1)

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130641738-85
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/01/2013 8:00 AM
	Entity Number C2384-2000

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

METWOOD INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article FOURTH. (A.) Section 4. The total number of shares of "Preferred Stock" that the Corporation is authorized to issue is Forty Million (40,000,000) shares of "Preferred Stock" with a par value of $0.001 per share. The Board of Directors is granted full to issue and divide such shares, into one or more classes, or series. (B.) The Board of Directors shall be granted the full right and authority to increase, decrease or otherwise change the authorized shares of Common Stock and Preferred Stock, without any shareholder action or approval. (C.) Add Article TENTH. The Board of Directors are granted the full right and authority to change the name of the Corporation without out any shareholder action or approval. Refer to "Exhibit A", attached for more details.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Unanimous Board, Majority S/H

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

(2)

"EXHIBIT A"

Amendment To Articles of Incorporation
Metwood Inc.

August 6, 2012

By Unanimous Written Consent of all the Directors of Metwood, Inc., pursuant to sections 78.385, and 78.390, of the Nevada revised statutes, the following Amendment to the Articles of Incorporation of Metwood Inc., was duly adopted on August 6, 2013, pursuant to the authority granted them by a "Written Consent Of The Holders Of A Majority Of The Voting Shares Of Metwood Inc.", dated August 6, 2013, The Amendment is as set forth below;

Article FOURTH. Article Fourth of the Articles of Incorporation shall be amended to add the following paragraphs as set forth below:

Section 4. The total number of shares of "Preferred Stock" that the Corporation is authorized to issue is Forty Million (40,000,000) shares of "Preferred Stock" with a par value of $0.001 per share. The Board of Directors shall have the full right and authority to issue and divide such shares, at any time and from time to time, into one or more classes, or series or both, as the Board may delegate, and to determine for any such class or series its voting rights, delegations, preferences and privileges, including without limitation, conversion rights.

Section 5. The Board of Directors shall be granted the full right and authority to increase, decrease or otherwise change the authorized shares of Common Stock and Preferred Stock, without any shareholder action or approval, except as may be required by applicable law. The Board of Directors shall have the full right and authority to issue and divide such shares, at any time and from time to time, into one or more classes, or series or both, as the Board may delegate, and to determine for any such class or series its voting rights, delegations, preferences and privileges, including without limitation, conversion rights.

The Articles Of Incorporation shall be amended to add the new article as set forth below:

Article TENTH. The Board of Directors are granted the full right and authority to change the name of the Corporation without out any shareholder action or approval.

Amendment - MTWD Articles of Incorporation 08-06-13